Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 28, 2010, with respect to the financial statements and supplemental schedule included in the Annual Report of the Abbott Laboratories Stock Retirement Plan and Abbott Laboratories Stock Retirement Plan (Puerto Rico) on Form 11-K for the year ended December 31, 2009, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8 for the Abbott Laboratories Stock Retirement Program.

/s/ Grant Thornton LLP

Chicago, IL

October 12, 2010